Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

STAFFING 360 SOLUTIONS, INC.

Staffing 360 Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

1. The original Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on October 12, 2016.

2. The Amended and Restated Certificate of Incorporation of this Corporation was filed with the Secretary of State of Delaware on June 15, 2017 (the “Certificate of Incorporation”).

3. The Certificate of Incorporation was further amended by a Certificate of Amendment of Amended and Restated Certificate of Incorporation of Staffing 360 Solutions, Inc., filed with the Secretary of State of Delaware on January 3, 2018.

4. Resolutions were duly adopted by the Board of Directors of the Corporation setting forth this proposed Amendment to the Certificate of Incorporation and declaring said amendment to be advisable and calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

5. Effective as of 5:00 p.m., New York time, on June 30, 2021 (the “Effective Time”), each six (6) issued and outstanding shares of the Corporation’s Common Stock, par value $0.00001 per share, shall be converted into one (1) share of the Corporation’s Common Stock, par value $0.00001 per share, as constituted following the Effective Time.

6. The Certificate of Incorporation is hereby amended by revising Article FOURTH to include a new paragraph (d) as follows:

“(e). Upon the effectiveness of the filing of this Certificate of Amendment (the “Effective Time”) each share of the Corporation’s common stock, $0.00001 par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified as (without any further act) into a smaller number of shares such that each two (2) to twenty (20) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, $0.00001 par value per share, of the Corporation (the “New Common Stock”), the exact ratio within such range to be determined by the board of directors of the Corporation prior to the Effective Time and publicly announced by the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

7. Pursuant to the resolution of the Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

8. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, Staffing 360 Solutions, Inc. has caused this Certificate to be executed by its duly authorized officer on this 30th day of June, 2021.

STAFFING 360 SOLUTIONS, INC.

By:	/s/ Brendan Flood
Brendan Flood
Chief Executive Officer and Chairman of the Board